Employment Agreement
Via Renewables, Inc.

This Employment Agreement (this “Agreement”) dated November 4, 2021 is between Miguel “Mike” Barajas (“Employee”) and Via Renewables, Inc. (the “Company”). Capitalized terms that are not otherwise defined are defined in Exhibit B to this Agreement.
1.Employment. The Company will employ Employee in accordance with the terms and conditions set forth in this Agreement and Exhibit A to this Agreement. During the Term (as defined in Exhibit A to this Agreement), Employee will devote his full business time, attention and best efforts to the business of the Company, as may be requested by the Company’s Board of Directors (the “Board”). Employee acknowledges and agrees that he owes the Company fiduciary duties, including duties of loyalty and disclosure, and that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations owed to the Company and its subsidiaries under common law.
2.Termination of Employment.
(a)Right to Terminate for Convenience. Either the Company or Employee shall have the right to terminate the employment under this Agreement for convenience at any time and for any reason, or no reason at all, upon written notice to the other party. Such termination shall be effective immediately unless otherwise agreed between the parties.
(b)Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment at any time for Cause.
(c)Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for Good Reason. Any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (i) the condition giving rise to Employee’s termination of employment must have arisen without Employee’s written consent; (ii) Employee must provide written notice to the Board of the existence of such condition(s) within 30 days of the initial existence of such condition(s); (iii) the condition(s) specified in such notice must remain uncorrected for 30 days following the Board’s receipt of such written notice; and (iv) the date of Employee’s termination of employment must occur within 75 days after the initial existence of the condition(s) specified in such notice.
(d)Death or Disability. Upon the death or Disability of Employee, Employee’s employment with Company shall terminate with no further obligation under this Agreement of either party hereunder.
(e)Effect of Termination.
(i)If Employee’s employment is terminated by the Company for convenience pursuant to Section 2(a) above, is terminated as a result of a non-renewal of the Term of this Agreement by the Company pursuant to Exhibit A, or is terminated by Employee for Good Reason pursuant to Section 2(c) above, and Employee: (A) executes within 50 days following the date on which Employee’s employment terminates, and does not revoke within the time provided by the Company to do so, a release of all claims in a form reasonably acceptable to the Company (the “Release”); and (B) abides by Employee’s continuing obligations under Sections 3 and 4 of this Agreement, then the Company shall pay to Employee any bonus earned for the calendar year prior to the year in which the termination occurs but which is unpaid as of the date of termination (which shall be paid to Employee on the same date as such bonus would have been paid had Employee remained in employment) (the “Post-Termination Bonus Payment”) and make severance payments to Employee in a total amount equal to: (X) 12 months’ worth of Employee’s Base Salary; plus (Y) an additional amount equal to the target annual bonus for the Employee for the year in which Employee is terminated prorated up to the date of termination for the number of days worked during such calendar year and calculated based on relative achievement of key performance targets as determined by the Compensation Committee of the Board in its reasonable discretion (such total severance payments being referred to as the “Severance Payment”). For the avoidance of doubt, a non-renewal of the Term of this Agreement by Employee, a termination by reason of Employee’s death or Disability, a termination by the Company for Cause a termination of employment by Employee without Good Reason under Section 2(a) above, or a separation qualifying under Section 2(f) below, shall not give rise to a right to the Severance Payment or Post-Termination Bonus Payment under this subsection 2(e)(i).
(ii)The Severance Payment will be paid in substantially equal monthly installments in accordance with the Company’s normal payroll practices, beginning on Company’s first pay date that is on or after the 60th day following the date of termination of employment; provided, however, that the first installment payment shall include all amounts that would otherwise have been paid to Employee during the period beginning at termination and ending on the first payment date (without interest) if no delay had been imposed. Any Severance Payment is conditional upon Employee’s compliance with Sections 3 and 4. Each payment of a portion of the Severance Payment under this Agreement is intended to be a series of separate payments and not as the entitlement to a single payment for purposes of Section 409A.  For purposes of this Agreement, references to Employee’s termination of employment shall mean, and be interpreted in accordance with, Employee’s “separation from service” from the Company within the meaning of Treasury Regulation § 1.409A-1(h)(1)(ii).
(iii)Upon a termination of employment by Employee for Good Reason, by the Company for convenience or non-renewal by the Company, then all outstanding unvested long term incentive awards granted to the Employee during his employment with the Company under the Long Term Incentive Plan shall become fully vested and exercisable for the remainder of their full term in accordance with, and subject to, any applicable agreements and plan documents as may be amended from time to time.
(iv) Upon a Change in Control, the Employee shall retain all outstanding long term incentive awards previously granted to Employee under the Long Term Incentive Plan subject to the existing vesting schedules, the terms of such awards and the terms of the Long Term Incentive Plan and any terms of this Agreement which might otherwise apply, provided that all such awards shall be modified by the Compensation Committee in its discretion to reflect the consideration, whether in shares of stock, other securities, cash or property that the Employee would be entitled to receive had he vested into such awards immediately prior to the Change in Control.
(f)Effect of Change in Control. In the event of a Change in Control in which the Employee’s employment is terminated by the Company for convenience under Section 2(a), for Good Reason under Section 2(c) or as a result of a non-renewal of the Term of this Agreement by the Company pursuant to Exhibit A within that window consisting of the period commencing 120 days prior to execution of a definitive agreement for such Change in Control transaction and ending 365 days after consummation or final closing of such transaction, provided Employee: (A) executes within 50 days following the date on which Employee’s employment so terminates under this Section 2(f), and does not revoke within the time provided by the Company to do so, a Release; and (B) abides by Employee’s continuing obligations under Sections 3 and 4 of this Agreement, then the Company shall pay to Employee, and Employee shall be entitled to, the following, in lieu of any Severance Payment under Section 2(e)(i) and (ii) above:
(i)any bonus earned for the calendar year prior to the year in which the termination occurs but which is unpaid as of the date of termination, which sum shall be paid within 15 days following the date on which employment is terminated; plus
(ii)an amount equal to the target annual bonus for the Employee for the year in which Employee is terminated prorated up to the date of termination for the number of days worked during such calendar year and calculated based on relative achievement of key performance targets as determined by the Compensation Committee of the Board in its reasonable discretion, which sum shall be paid within 15 days following the date on which employment is terminated; plus
(iii)a lump sum payment equal to 1.0 times the sum of the Employee’s annual Base Salary then in effect and the full target annual bonus for the year in which the termination date occurs, which shall be paid within 15 days following the date on which employment is terminated; plus
(iv)If the Employee timely and properly elects health continuation coverage under COBRA, for a period of 18 full months commencing on the first day of the month after the month in which employment was terminated, the Company shall reimburse the Employee for, or pay on Employee’s behalf, the monthly COBRA premium paid by the Employee for himself and his dependents. Such reimbursement shall be paid to the Employee no later than the date on which Employee timely remits the premium payment. The Employee shall be eligible to receive such reimbursement until the earliest of: (i) the completion of the eighteen-month term set forth above; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee receives substantially similar coverage from another employer or other source. The Company shall pay to the Employee, no later than the time taxes are required to be paid by the Employee or withheld by the Company, an additional amount (the "Gross-up Payment") equal to the sum of the withholding taxes payable by the Executive, plus the amount necessary to put the Employee in the same after-tax position (taking into account any and all applicable federal, state and local income, employment, and other taxes (including the any income and employment taxes imposed on the Gross-up Payment))

that he would have been in if the Employee had not incurred any withholding tax liability in connection with the COBRA payment.
(v)For the avoidance of doubt, the provisions of subsection (e)(iii) and (iv) of this Section 2 shall apply with respect to outstanding long term incentive awards previously granted to the Employee.
3.Confidentiality. The Company will provide Employee and give Employee access to Confidential Information during the Term. Employee will hold all Confidential Information in a fiduciary capacity for the benefit of the Company. During the Term and at all times after termination of Employee’s employment hereunder, Employee will: (a) not disclose any Confidential Information to any person or entity other than in the proper performance of his duties during the Term; (b) not use any Confidential Information except for the benefit of the Company; and (c) take all such precautions as may be reasonably necessary to prevent the disclosure to any third party of any of the Confidential Information.
Upon termination of employment, Employee will surrender and deliver to the Company all documents (including electronically stored information) and other materials of any nature containing or pertaining to all Confidential Information and any other Company property or property of its subsidiaries (including, without limitation, any Company-issued computer, mobile device, credit card, or other equipment or property), in Employee’s possession, custody and control and Employee will not retain any such document or other materials or property.
Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the Employee from making reports of possible violations of federal law or regulations to any governmental agency or entity in accordance with the provisions of and the rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulations or waive any right to monetary recovery in connection therewith, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).
4.Non-Competition and Non-Solicitation.
(a)The Company shall provide Employee access to the Confidential Information for use only during the Term, and Employee acknowledges and agrees that the Company will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company and its subsidiaries, and in consideration thereof and in consideration of the access to Confidential Information and as a condition to the Company’s entry into this Agreement and employment of Employee, and Employee’s receipt of equity-based compensation pursuant to the Long-Term Incentive Plan as described in Exhibit A, Employee has voluntarily agreed to the covenants set forth in this Section 4. Employee further agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company’s and its subsidiaries’ legitimate business interests, including the protection of its Confidential Information and goodwill.
(b)Employee agrees that, during the period that he is employed by the Company or any of its subsidiaries and continuing through the date that is 12 months following the date that Employee is no longer employed by the Company or any of its subsidiaries, Employee shall not, without the prior written approval of the Company, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity of whatever nature engage in any Prohibited Activity.
(c)During the Term and at all times following the termination of Employee’s employment for whatever reason, Employee shall not (except to the extent required by law) disparage, and shall cause the Employee’s affiliates not to disparage, either orally or in writing, the Company or any of its subsidiaries or affiliates, or any of their directors, officers, managers, agents, representatives, stockholders, investors, partners, members, or employees, or any of their respective businesses, products, services or practices. During the Term and at all times following the termination of Employee’s employment for whatever reason, the Company shall not (except to the extent required by law) disparage, and shall cause the Company’s subsidiaries not to disparage, either orally or in writing, the Employee.
(d)Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to the Company for which it would have no other adequate remedy, Employee agrees that the Company and its subsidiaries shall be entitled to enforce the foregoing covenants, in the event of a breach, by injunctions and restraining orders and that such enforcement shall not be the Company’s or such subsidiary’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company or its subsidiaries at law and equity.
(e)The covenants in this Section 4, and each provision and portion thereof, are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
5.Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement or relating to Employee’s employment or the termination thereof, the parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Houston, Texas. Notwithstanding the foregoing, the Company and its subsidiaries shall be entitled to enforce their rights under Section 4 in any court of competent jurisdiction.
6.Entire Agreement and Amendment. This Agreement, the Long Term Incentive Plan and the award agreement evidencing any equity compensation awards granted under the Long Term Incentive Plan contains the entire agreement of the parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.
7.Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.
8.Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any subsidiary of the Company and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.
9.Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested: to the address of the Company’s principal offices, Attention: General Counsel, if to the Company; and to the home address of the Employee on file with the Company if to the Employee.
10.Section 409A. If any provision of this Agreement does not satisfy the requirements of Section 409A, then such provision shall nevertheless be applied in a manner consistent with those requirements. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A. If any payment or benefit provided to the Employee in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Employee is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then all such payments or benefits shall not be paid until the first payroll date to occur following the six-month anniversary of the separation from service date as defined in accordance with Section 409A in a lump sum, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
11.Section 280G.
(a)Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Employee or for the Employee's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and would, but for this Section 12 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Employee of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax

(that amount, the "Reduced Amount"). "Net Benefit" shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.
(b)Any such reduction shall be made in accordance with Section 409A of the Code and the following: the Covered Payments shall be reduced in a manner that maximizes the Employee's economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
(c)Any determination required under this Section 12 shall be made in writing in good faith by the accounting firm that was the Company's independent auditor immediately before the change in control (the "Accountants"), which shall provide detailed supporting calculations to the Company and the Employee as requested by the Company or the Employee. The Company and the Employee shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 12. For purposes of making the calculations and determinations required by this Section 12, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants' determinations shall be final and binding on the Company and the Employee. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 12.
(d)It is possible that after the determinations and selections made pursuant to this Section 12 the Employee will receive Covered Payments that are in the aggregate more than the amount otherwise provided under this Section 12 ("Overpayment") or less than the amount otherwise provided under this Section 12 ("Underpayment").
(i)In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Employee which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Employee shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Employee's receipt of the Overpayment until the date of repayment.
(ii) In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Employee together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Employee until the payment date.

12.Effect of Termination. The provisions of Sections 2(e), 2(f), 3, 4, 6 and 11 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.
13.Third-Party Beneficiaries. Each subsidiary of the Company that is not a signatory to this Agreement is an intended, third-party beneficiary of Employee’s obligations under Sections 3 and 4 above and shall be entitled to enforce such obligations as if a party hereto.
14.Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

/s/ Miguel Barajas
Employee Name: Miguel “Mike” Barajas

VIA RENEWABLES, INC.

By: /s/ William Keith Maxwell III
Name: William Keith Maxwell III
Title: Chief Executive Officer

EXHIBIT A TO EMPLOYMENT AGREEMENT
OF MIGUEL “MIKE” BARAJAS

Title: Chief Financial Officer

Duties: Those normally incidental to the title identified above, as well as such additional duties as may be assigned to Employee by the Board from time to time.

Term: The term of this Agreement shall be for the period beginning on the date of the Agreement and ending on December 31, 2022. On January 1, 2023 and on each subsequent anniversary thereafter, this Agreement shall automatically renew and extend for a period of 12 months unless written notice of non-renewal is delivered from either party to the other not less than 30 days prior to the expiration of the then-existing Term. The Term shall include the initial term and any renewal periods. The Term shall end effective as of the date of termination of Employee’s employment for any reason.
Base Salary: Annual base salary of $250,000.00 (less applicable taxes and withholdings) as adjusted from time to time by the Company (the “Base Salary”) payable in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.

RSUs: Employee shall be awarded 10,000 RSUs upon the execution of this Agreement, which shall vest according to the following schedule:

May 18, 2022: 25%
May 18, 2023: 25%
May 18, 2024: 25%
May 18, 2025: 25%

Bonus: Employee shall be eligible to participate in such annual bonus plan as may be established by the Company in its discretion from time to time and in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plan in effect from time to time. The Company shall not, however, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any bonus plan, so long as such changes are similarly applicable to similarly situated Company employees generally. Except to the extent specifically provided for in Section 2(e)(i) or 2(f), any bonus shall not be payable unless Employee remains continuously employed within the Company to the date on which such bonus is paid.
Equity Based Compensation: Employee will be eligible to receive equity based compensation awards pursuant to, and subject to the terms of, an equity compensation plan adopted by the Company, as such plan may be amended by the Company from time to time (the “Long Term Incentive Plan”). Such awards will be in an amount determined by the Company and subject to the terms and conditions established by the Board or a committee thereof.

Benefits: Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees.

Indemnity and D&O Insurance: The Company will indemnify and hold Employee harmless for all acts and omissions occurring during his employment to the maximum extent provided under the Company’s certificate of incorporation, by-laws and applicable law (as each may be amended from time to time). During the Term, the Company will purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage for Employee in the same amount as for similarly situated executives of the Company.

EXHIBIT B
TO EMPLOYMENT AGREEMENT OF MIGUEL “MIKE” BARAJAS
DEFINITIONS

“Business” means the products or services offered, marketed, or sold, or with respect to which there are active plans to offer, market or sell, by the Company or its subsidiaries during the period in which Employee is employed by the Company or any of its subsidiaries and for which Employee has material responsibility or about which Employee obtains Confidential Information, which such products and services include, without limitation, the business of supplying electricity and natural gas to homes and businesses.
“Business Opportunity” means any commercial, investment or other business opportunity relating to the Business.
“Cause” means:
(i)Employee’s material breach of this Agreement, or any other material obligation owed to the Company or any of its subsidiaries; provided that, if the Company determines that any such breach is capable of cure by Employee, written notice of such breach must be delivered to Employee and Employee must be given a period of 15 days following delivery of such notice to cure the breach;
(ii)the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of Employee, which such act has an adverse effect on the Company or any of its subsidiaries or can reasonably be expected to have an adverse effect on the Company or any of its subsidiaries;
(iii)the conviction or indictment of Employee, or a plea of nolo contendere by Employee, to any felony or any crime involving moral turpitude;
(iv)Employee’s willful failure or refusal to perform Employee’s obligations pursuant to this Agreement or willful failure or refusal to follow the lawful instructions of the Board; provided that, if the Company determines that any such failure is capable of cure by Employee, written notice of such failure must delivered to Employee and Employee must be given a period of 15 days following delivery of such notice to cure the failure; or
(v)any conduct by Employee which is materially injurious (monetarily or otherwise) to the Company or any of its subsidiaries.
“Change in Control” means the occurrence of one of the following events
(i)The consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act): (X) by any Person, of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), or (Y) by any Person (including the Company or its affiliates) of 90% or more of the then total outstanding shares of Class A Common Stock of the Company; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the

Company, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company;
(ii)Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;
(iii)Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities that represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity, except to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;
(iv)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;
(v)a public offering or series of public offerings by Retailco, LLC and its affiliates, as a selling shareholder group, in which their total interest drops below 10 million of the total Outstanding Company Voting Securities;
(vi)a disposition by Retailco, LLC and its affiliates in which their total interest drops below 10 million of the total Outstanding Company Voting Securities; or
(vii)Any other business combination, liquidation event of Retailco, LLC and its affiliates or restructuring of the Company which the Compensation Committee deems in its discretion to achieve the principles of a Change in Control notwithstanding that such transaction does not fall with the foregoing list; provided for any transaction in which a member of the Compensation Committee shall have a financial interest (other than ownership of equity awards under the Long Term Incentive Plan and common stock constituting less than 1% of the total outstanding shares), such member shall not participate or vote in this determination.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Confidential Information” means: all non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during or prior to the Term that relate to the Company’s or its subsidiaries businesses or properties, products or services (including all such information relating to hedging strategies and current, prospective and historic customer segmentation analysis, corporate opportunities, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, customer requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks). All documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any Confidential Information shall be deemed Confidential Information and be subject to the same restrictions on disclosure applicable to Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee; (ii) was available to Employee on a non-confidential basis before its disclosure by the Company; or (iii) becomes available to Employee on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company or any of its subsidiaries.
“Covered Vendor or Supplier” means any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity who is or was: (A) a vendor or supplier of the Company or any of its subsidiaries at any time during the last 12 months of Employee’s employment with the Company or any of its subsidiaries; or (B) a prospective vendor or supplier of the Company or any of its subsidiaries about which Employee had confidential information or with which Employee had contact in Employee’s capacity as a representative of the Company or any of its subsidiaries.
“Covered Employee or Agent” means any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other person or entity who is or was an employee, director, officer, contractor, consultant, or vendor of the Company or any of its subsidiaries at any time during the Term and for a period of twelve months after termination of Employee’s employment.
“Disability” shall exist if Employee is unable to perform the essential functions of Employee’s position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 90 days, whether or not consecutive. The determination of whether Employee has incurred a Disability will be made in good faith by the Board.
“Good Reason” means:
(i)the material diminution of Employee’s Base Salary;
(ii)the material diminution in Employee’s title, duties, authority or responsibilities at the Company;
(iii)the relocation of the Company’s corporate offices at which Employee is required to perform services by more than fifty (50) miles from its location as of the date of this Agreement; or

(iv)a material breach by the Company of any other material obligation under this Agreement or any other written agreement between Employee and the Company.
“Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the effective date of this Agreement and any other individual who becomes a director of the Company after the effective date of this Agreement and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.
“Market Area” means that geographic area in the United States of America in which the Company or any of its subsidiaries (A) engages in business, (B) sells or markets to, or obtains products or services from, Covered Customers or Suppliers, (C) has Covered Employees or Agents located, or (D) contemplates doing any of the foregoing, which such area includes Texas, Connecticut, Illinois, Maryland, Massachusetts, Maine, New Hampshire, New Jersey, New York, Pennsylvania, Arizona, California, Colorado, Florida, Indiana, Michigan, Nevada, Delaware, the District of Columbia and Ohio.
“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity; a Person, together with that Person’s affiliates and associates (as those terms are defined in Rule 12b-2 under the Exchange Act, provided that “registrant” as used in Rule 12b-2 shall mean the Company), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Company with such Person, shall be deemed a single “Person.”
“Prohibited Activity” means:
(a)to engage in or participate within the Market Area in competition with the Company or any of its subsidiaries in any aspect of the Business, including directly or indirectly owning, managing, operating, joining, becoming an employee or consultant of, or loaning money to or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in competition, or anticipated competition, in the Market Area, with the Company or any of its subsidiaries;
(b)to appropriate any Business Opportunity of, or relating to, the Company or any of its subsidiaries located in the Market Area;
(c)to solicit, canvass, approach, entice or induce any Covered Customer or Supplier to cease, fail to establish, or lessen such Covered Customer or Supplier’s business with the Company or any of its subsidiaries; or
(d)to solicit, canvass, approach, entice or induce any Covered Employee or Agent to alter, lessen or terminate his, her or its employment, engagement or relationship with the Company or any of its subsidiaries.